                                                           FOR IMMEDIATE RELEASE



             Berkshire Hills Bancorp, Inc. Names Wayne F. Patenaude
                           as Chief Financial Officer




PITTSFIELD, MA, February 7, 2003 - Berkshire Hills Bancorp, Inc. (the "Company") (AMEX:BHL), the holding company for Berkshire Bank (the "Bank"), today announced that Wayne F. Patenaude will join the Company and the Bank as Senior Vice President, Chief Financial Officer and Treasurer, on or about March 1, 2003. The retirement of Berkshire Bank's current CFO, Charles F. Plungis, Jr., was announced on November 14, 2002 and will be effective at the end of this month.

Patenaude is currently  Executive Vice President,  Chief  Financial  Officer and
Treasurer of American Savings Bank, a $2.9 billion subsidiary of American Financial Holdings, Inc., of New Britain, Connecticut. He will oversee all aspects of the Company's and the Bank's corporate finance function, including planning and budgeting, accounting and financial reporting. He will report to Michael P. Daly, President and Chief Executive Officer.

Patenaude began his career in banking in 1982 at Glastonbury Bank & Trust Company and later joined Fleet Bank of Connecticut. In 1991, he rejoined Glastonbury Bank & Trust Company as Senior Vice President and CFO. From 1998 to 1999, he was CFO and Treasurer of Bancorp Connecticut, Inc.

In making this announcement, Mr. Daly, said: "Wayne is an accomplished finance executive who brings a valuable combination of financial, strategic and operational expertise to Berkshire Bank. As is the case with all members of our management team, his experience, background and work ethic will enable us to implement our strategy to drive greater efficiencies and profitable growth."

Patenaude earned his Bachelor of Science in Finance from the University of Connecticut in 1982 and received his Chartered Financial Analyst accreditation in 1994. He is a member of the Hartford Society of Financial Analysts and a member of the Board of the Hartford Chapter of the American Red Cross. He and his wife, Kimberly, have two children and are planning to relocate to the Berkshires.

Berkshire Hills Bancorp, Inc. is the holding company for Berkshire Bank. Established in 1846, Berkshire Bank is one of Massachusetts' oldest and largest independent banks and is the largest banking institution based in western Massachusetts. The Bank is headquartered in Pittsfield, Massachusetts with 11 branch offices serving communities throughout Berkshire County. The Bank is committed to continuing to operate as an independent bank, delivering exceptional customer service and a broad array of competitively priced retail and commercial products to customers.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Legislation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


                                       ###


Media and Investor Contact:

Michael P. Daly
413-236-3194
mdaly@berkshirebank.com